Exhibit 99.1
2006-4
Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344
COOPER CAMERON FIRST QUARTER EARNINGS PER SHARE $0.47 VS. $0.26 LAST YEAR
•	Bookings total $1.34 billion, driven by record orders for drilling equipment and impact of Dresser acquisition

•	Integration of Dresser acquisition continues on track

•	2006 full-year earnings expectations raised
HOUSTON (April 27, 2006) — Cooper Cameron Corporation (NYSE: CAM) reported net income of $56.0 million, or $0.47 per diluted share, for the quarter ended March 31, 2006, compared with net income of $28.6 million, or $0.26 per diluted share, for the first quarter of 2005. (Per share data for the prior period has been revised to reflect a 2-for-1 stock split effective December 15, 2005.) The first quarter 2006 results include after-tax charges of approximately $6.5 million, or $0.05 per diluted share, related to the integration of the Dresser acquisition.
Revenues up more than 50 percent from year ago, income before taxes more than doubles
     Revenues were $829.7 million for the quarter, up 51 percent from 2005’s $547.9 million, and income before income taxes was $86.2 million, up nearly 105 percent from $42.1 million a year ago. Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson noted that the year-over-year increase in revenues reflects continuing strength across the Company’s markets and the first full quarter’s contribution from the Dresser acquisition. The overall market strength was the primary driver of the increase in income before income taxes in the quarter.
Orders outpace revenues, backlog reaches another new record
     All three of the Company’s business segments posted year-over-year and sequential increases in orders during the first quarter of 2006. Total orders were $1.34 billion, nearly double the $680 million of a year ago. “Cameron recorded the highest single-quarter orders in its history as a result of record bookings of drilling equipment, driven by deepwater rig construction; Cooper Cameron Valves’ (CCV) record bookings reflect the addition of the Dresser businesses and continuing strength across its markets; and Compression’s orders reached their highest quarterly level since 1999,” Erikson said.
     The record orders generated another increase in the Company’s backlog. The $2.69 billion total at March 31, 2006 was 25 percent higher than the year-end 2005 level of $2.16 billion, and was up nearly 140 percent from the $1.13 billion of a year ago.
Quarter’s operating cash flow reflects working capital needs
     Erikson said that the Company’s cash flow from operations was approximately $3.6 million during the first quarter. “The pace of orders and the increased level of manufacturing activity have resulted in an increase in working capital needs, primarily inventory,” he noted. “As a result, the current quarter’s operating cash flow is down significantly from recent levels.” Erikson said the increased working capital requirements are not unusual given the current activity levels and order inflow, and that he fully expects the Company to internally fund its cash needs for the year, including any acquisitions or stock repurchases that may be undertaken.
Dresser integration remains on schedule, drives CCV revenue gains
     “The integration into CCV of the businesses acquired from Dresser remains on schedule,” Erikson said. “The first quarter orders and revenues reflect the first full quarter of their inclusion in CCV’s results, and we are pleased with the contribution to earnings from these operations in the midst of the integration process.” He noted that while CCV’s margins are not as high as the pre-acquisition levels due to certain lower-margin backlog in the acquired businesses, CCV’s performance is, nonetheless, better than originally expected. With regard to the ongoing integration, Erikson said “We anticipate the remaining charges associated with the integration process during 2006 will be approximately $34.5 million ($22.4 million after-tax, or $0.18 per share), of which approximately $27.5 million will be cash. There will likely be some modest level of charges recognized in 2007, but the vast majority of the integration will be complete by year-end 2006.” He noted that CCV’s margins should continue to improve in future quarters as lower-margin backlog is delivered and as anticipated cost savings associated with the acquisition are realized.
Balance sheet healthy, acquisitions and share buybacks remain options
     Cooper Cameron’s total debt, net of cash and short-term investments, at March 31, 2006 was $166.1 million, up from $88.9 million at December 31, 2005, and the Company’s net debt-to-capitalization ratio increased to approximately 9.1 percent. Erikson noted that the Company repurchased 723,700 shares of its common stock during the quarter at an average price of approximately $41.11 per share, and continues to evaluate both acquisition opportunities and share repurchases as uses of cash.
Full-year earnings guidance raised
     Erikson said that second quarter earnings are expected to be in the range of $0.40 to $0.45 per share, including charges of approximately $0.11 per share related to the ongoing integration of the Dresser acquisition. He also said the Company now expects earnings per share for 2006 to be in the $2.05 to $2.15 range, up from the earlier guidance of $1.70 to $1.80. The updated full-year guidance includes charges of approximately $0.23 per share (including $0.05 in the first quarter) related to the Dresser integration, while the prior guidance included charges of approximately $0.30 per share. Erikson noted that the reduction in the expected integration charges from the earlier guidance primarily reflects lower-than-expected costs associated with downsizing certain CCV facilities.
     Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation, metering and flow measurement equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.
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Website: www.coopercameron.com
     In addition to the historical data contained herein, this document includes forward-looking statements regarding future market strength, order levels, revenues and earnings of the Company (including second quarter and full year 2006 earnings per share estimates), as well as expectations regarding margins, profitability, cash flow and costs associated with the restructuring and consolidation of the Dresser acquisition, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea systems projects it has been awarded; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services. Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes in cost structure, staffing or spending levels.
     Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations .

Cooper Cameron Corporation
Unaudited Consolidated Condensed Results Of Operations
($ and shares in millions except per share data)

	Three Months Ended
	March 31,
	2006	2005
Revenues:
Cameron	$435.3	$341.4
Cooper Cameron Valves	299.0	123.5
Cooper Compression	95.4	83.0

Total revenues	829.7	547.9

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	585.0	407.2
Selling and administrative expenses	125.7	78.3
Depreciation and amortization	22.6	19.8
Interest income	(3.1)	(1.9)
Interest expense	3.3	2.4
Acquisition integration costs	10.0	—

Total costs and expenses	743.5	505.8

Income before income taxes	86.2	42.1
Income tax provision	(30.2)	(13.5)

Net income	$56.0	$28.6

Earnings per common share[1]:
Basic	$0.48	$0.27

Diluted	$0.47	$0.26

Shares used in computing earnings per common share[1]:
Basic	115.8	107.6

Diluted	119.0	108.8

EBITDA:
Cameron	$88.4	$41.7
Cooper Cameron Valves	33.3 [2]	20.0
Cooper Compression	12.9	8.0
Corporate and other	(25.6)	(7.3)

Total	$109.0	$62.4

1 Prior year earnings per common share amounts and shares used in computing earnings per common share have been revised to reflect the 2-for-1 stock split effective December 15, 2005.
2 Includes $10.0 million of acquisition integration costs.

Cooper Cameron Corporation
Consolidated Condensed Balance Sheets
($ millions)

	(Unaudited)
	March 31,	Dec. 31,
	2006	2005

Assets
Cash and cash equivalents	$285.5	$362.0
Receivables, net	601.7	574.1
Inventories, net	829.8	705.8
Other	103.3	86.2

Total current assets	1,820.3	1,728.1

Plant and equipment, net	581.8	525.7
Goodwill	546.7	577.0
Other assets	295.0	267.8

Total Assets	$3,243.8	$3,098.6

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$7.7	$6.5
Accounts payable and accrued liabilities	957.0	891.5
Accrued income taxes	33.4	23.9

Total current liabilities	998.1	921.9

Long-term debt	443.9	444.4
Postretirement benefits other than pensions	39.5	40.1
Deferred income taxes	39.9	39.1
Other long-term liabilities	67.8	58.3

Total liabilities	1,589.2	1,503.8

Stockholders’ Equity:
Common stock, par value $.01 per share, 150,000,000 shares authorized, 116,103,040 shares issued at March 31, 2006 (115,629,117 shares issued and outstanding at December 31, 2005)	1.2	1.2
Capital in excess of par value	1,132.6	1,113.0
Retained earnings	499.1	443.1
Accumulated other elements of comprehensive income	51.1	37.5
Less: Treasury stock, 715,427 shares at March 31, 2006	(29.4)	—

Total stockholders’ equity	1,654.6	1,594.8

Total Liabilities and Stockholders’ Equity	$3,243.8	$3,098.6

Cooper Cameron Corporation
Unaudited Consolidated Condensed Statements Of Cash Flows
($ millions)

	Three Months Ended
	March 31,
	2006	2005
Cash flows from operating activities:
Net income	$56.0	$28.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	17.8	17.5
Amortization (including capitalized software)	4.8	2.3
Non-cash stock compensation expense	6.8	0.7
Non-cash write-off of assets associated with acquisition integration efforts	6.5	—
Deferred income taxes and other	8.9	4.1
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(26.8)	7.6
Inventories	(109.6)	(1.8)
Accounts payable and accrued liabilities	56.9	(17.7)
Other assets and liabilities, net	(17.7)	12.0

Net cash provided by operating activities	3.6	53.3

Cash flows from investing activities:
Capital expenditures	(30.1)	(11.8)
Acquisitions, net of cash acquired	(34.6)	(1.8)
Other	1.7	—

Net cash used for investing activities	(63.0)	(13.6)

Cash flows from financing activities:
Loan repayments, net	—	(1.1)
Redemption of convertible debt	—	(14.8)
Purchase of treasury stock	(29.7)	(6.3)
Activity under stock option plans	11.6	52.8
Principal payments on capital leases	(1.3)	(1.1)

Net cash (used for) provided by financing activities.	(19.4)	29.5

Effect of translation on cash	2.3	(4.0)

Increase (decrease) in cash and cash equivalents	(76.5)	65.2

Cash and cash equivalents, beginning of period	362.0	227.0

Cash and cash equivalents, end of period	$285.5	$292.2

Cooper Cameron Corporation
Orders and Backlog
($ millions)
Orders

	Three Months Ended
	March 31,
	2006	2005

Cameron	$846.8	$402.2
Cooper Cameron Valves	360.4	150.7
Cooper Compression	128.0	126.7

Total	$1,335.2	$679.6

Backlog

	March 31,	Dec. 31,	March 31,
	2006	2005	2005

Cameron	$1,899.6	$1,503.6	$817.2
Cooper Cameron Valves	576.1	469.0	147.6
Cooper Compression	214.1	183.2	166.6

Total	$2,689.8	$2,155.8	$1,131.4

Cooper Cameron Corporation
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

		Three Months Ended March 31, 2006
		Cooper
		Cameron	Cooper	Corporate
	Cameron	Valves	Compression	and other	Total

Income (loss) before income taxes	$77.1	$25.8	$9.7	$(26.4)	$86.2
Depreciation and amortization	11.3	7.5	3.2	0.6	22.6
Interest income	—	—	—	(3.1)	(3.1)
Interest expense	—	—	—	3.3	3.3

EBITDA	$88.4	$33.3	$12.9	$(25.6)	$109.0

		Three Months Ended March 31, 2005
		Cooper
		Cameron	Cooper	Corporate
	Cameron	Valves	Compression	and other	Total

Income (loss) before income taxes.	$30.9	$17.1	$2.5	$(8.4)	$42.1
Depreciation and amortization.	10.8	2.9	5.5	0.6	19.8
Interest income	—	—	—	(1.9)	(1.9)
Interest expense	—	—	—	2.4	2.4

EBITDA	$41.7	$20.0	$8.0	$(7.3)	$62.4